As filed with the Securities and Exchange Commission on April 15, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

TuSimple Holdings Inc.

(Exact name of Registrant as specified in its charter)

Delaware	86-8341575
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

TuSimple Holdings Inc.

9191 Towne Centre Drive

Suite 600

San Diego, CA 92122

(619) 916-3144

(Address of Principal Executive Offices)

TUSIMPLE HOLDINGS INC. 2021 EQUITY INCENTIVE PLAN

TUSIMPLE HOLDINGS INC. 2017 SHARE PLAN

TUSIMPLE HOLDINGS INC. 2021 EMPLOYEE STOCK PURCHASE PLAN

(Full title of plan)

Cheng Lu

President and Chief Executive Officer

TuSimple Holdings Inc.

9191 Towne Centre Drive

Suite 600

San Diego, CA 92122

(Name and address of agent for service)

(619) 916-3144

(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

Jeffrey R. Vetter, Esq.

Zhen Liu, Esq.
Richard J. Chang, Esq.

Colin G. Conklin, Esq.

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

550 Allerton Street

Redwood City, CA 94063

(650) 321-2400

James Mullen, Esq. Chief Administrative and Legal Officer TuSimple Holdings Inc. 9191 Towne Centre Drive Suite 600 San Diego, CA 92122 (619) 916-3144

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act   ☐.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the TuSimple Holdings Inc. 2021 Equity Incentive Plan	20,134,146(2)	$40.00(6)	$805,365,840.00	$87,865.42
Class A Common Stock, $0.0001 par value per share, reserved for issuance pursuant to stock option awards outstanding under the TuSimple Holdings Inc. 2017 Share Plan	15,309,569(3)	$3.18(7)	$48,684,429.42	$5,311.48
Class A Common Stock, $0.0001 par value per share, reserved for issuance pursuant to restricted stock units and share value awards outstanding under the TuSimple Holdings Inc. 2017 Share Plan	4,582,498(4)	$40.00(6)	$183,299,920.00	$19,998.03
Class A Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the TuSimple Holdings Inc. 2021 Employee Stock Purchase Plan	2,013,414(5)	$34.00(8)	$68,456,076.00	$7,468.56
TOTAL	42,039,627		$1,105,806,265.42	$120,643.49

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Class A common stock that become issuable under the plans set forth herein as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Registrant’s Class A common stock, as applicable.

(2)	Represents shares of Class A common stock reserved for issuance under the TuSimple Holdings Inc. 2021 Equity Incentive Plan (the “2021 Equity Incentive Plan”).

To the extent that shares previously issued pursuant to awards granted under the TuSimple Holdings Inc. 2017 Share Plan (the “2017 Share Plan”) are reacquired by the Registrant after the date of this Registration Statement, or if outstanding awards granted under the 2017 Share Plan are forfeited, expire or lapse unexercised after the date of this Registration Statement, such shares will become available for issuance under the 2021 Equity Incentive Plan, subject to the maximum limit set forth in the 2021 Equity Incentive Plan. See footnotes 3 and 4 below.

In general, to the extent that any awards under the 2021 Equity Incentive Plan are forfeited, cancelled or expire for any reason before being exercised or settled in full, if any awards are settled in cash or if shares issued under the 2021 Equity Incentive Plan are reacquired by the Registrant pursuant to a forfeiture provision, repurchase right or for any other reason, those shares will again become available for issuance under the 2021 Equity Incentive Plan, as will shares applied to pay the exercise or purchase price of an award or to satisfy tax withholding obligations related to any award.

(3)

Represents shares of Class A common stock reserved for issuance pursuant to stock option awards outstanding under the 2017 Stock Plan as of the date of this Registration Statement. To the extent any such awards are forfeited, expire or lapse unexercised subsequent to the date of this Registration Statement, the shares of Class A common stock reserved for issuance pursuant to such awards will become available for issuance under the 2021 Equity Incentive Plan. See footnote 2 above.

(4)

Represents shares of Class A common stock reserved for issuance pursuant to restricted stock units and share value awards outstanding under the 2017 Share Plan as of the date of this Registration Statement. To the extent any such awards are forfeited, expire or lapse before being settled in full subsequent to the date of this Registration Statement, the shares of common stock reserved for issuance pursuant to such awards will become available for issuance under the 2021 Equity Incentive Plan. See footnote 2 above.

(5)	Represents shares of common stock reserved for issuance under the TuSimple Holdings Inc. 2021 Employee Stock Purchase Plan.
(6)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act on the basis of the initial public offering price per share of the Registrant’s Class A common stock as set forth in the Registrant’s prospectus to be filed with the Securities and Exchange Commission on or around April 16, 2021 pursuant to Rule 424(b) under the Securities Act.

(7)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act on the basis of the weighted average exercise price of $3.18 per share of stock option awards outstanding under the 2017 Share Plan (rounded up to the nearest hundredth).

(8)

Calculated solely for the purposes of calculating the registration fee in accordance with Rule 457(h) of the Securities Act on the basis of the initial public offering price per share of the Registrant’s Class A common stock multiplied by 85%, which is the percentage of the price per share applicable to purchases under the TuSimple Holdings Inc. 2021 Employee Stock Purchase Plan.

PART I

Information Required in the Section 10(a) Prospectus

The information specified in this Part I is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (“Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

TuSimple Holdings Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC:

(a)   Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on April 7, 2021 (File No. 333-254616), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)   the Registrant’s prospectus to be filed on or about April 16, 2021 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-254616) (the “Form S-1”); and

(c)   the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-40326), filed with the SEC on April 12, 2021, including any amendments or reports filed for the purpose of updating such description.

All other reports and documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. The Registrant is not, however, incorporating any documents or information that the Registrant is deemed to furnish and not file in accordance with SEC rules. Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement will be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is deemed incorporated by reference in this Registration Statement modifies or supersedes that statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, our amended and restated certificate of incorporation and amended and restated bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. The amended and restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

• for any breach of the director’s duty of loyalty to us or our stockholders;

• for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

• in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

• for any transaction from which the director derives any improper personal benefit.

Our amended and restated certificate of incorporation also provides that if Delaware law is amended after the approval by our stockholders of the certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law.

Our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. Our amended and restated bylaws provide that we shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding, and permit us to secure insurance on behalf of any director, officer, employee, or other enterprise agent for any liability arising out of his action in that capacity, whether or not Delaware law would otherwise permit indemnification.

We have entered into indemnification agreements with each of our directors and executive officers and intend to enter into indemnification agreements with certain other key employees. The form of agreement provides that we will indemnify each of our directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer, or other key employee because of his status as one of our directors, executive officers or other key employees, to the fullest extent permitted by Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws. In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers and other key employees in connection with a legal proceeding.

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Exchange Act that might be incurred by any director or officer in his capacity as such.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

		Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.1	Certificate of Incorporation of the Registrant, as amended and currently in effect.	S-1	333-254616	3.1	March 23, 2021

4.2	Amended and Restated Certificate of Incorporation, to be effective upon completion of the Registrant’s initial public offering	S-1	333-254616	3.2	March 23, 2021

4.3	Bylaws of the Registrant, as currently in effect.	S-1	333-254616	3.3	March 23, 2021

4.4	Amended and Restated Bylaws, to be effective upon completion of the Registrant’s initial public offering	S-1	333-254616	3.4	March 23, 2021

5.1	Opinion and Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.					X

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.					X

23.2	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (contained in Exhibit 5.1).					X

24.1	Power of Attorney (contained in the signature page hereto).					X

99.1	TuSimple Holdings Inc. 2017 Share Plan and forms of agreements thereunder.	S-1	333-254616	10.13	March 23, 2021

99.2	TuSimple Holdings Inc. 2021 Equity Incentive Plan and forms of agreements thereunder.	S-1	333-254616	10.14	March 23, 2021

99.3	TuSimple Holdings Inc. 2021 Employee Stock Purchase Plan.	S-1	333-254616	10.15	March 23, 2021

Item 9. Undertakings

A. The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act,

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement, and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided , however, that clauses A(1)(i) and A(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)

that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant’s offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on this 15th day of April, 2021.

TUSIMPLE HOLDINGS INC.

By:	/s/ Cheng Lu
Cheng Lu
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Mo Chen and Cheng Lu and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Mo Chen Mo Chen	Director, Co-Founder and Executive Chairman	April 15, 2021

/s/ Xiaodi Hou Xiaodi Hou	Director, Co-Founder and Chief Technology Officer	April 15, 2021

/s/ Cheng Lu Cheng Lu	Director, President and Chief Executive Officer	April 15, 2021

/s/ Patrick Dillon Patrick Dillon	Chief Financial Officer	April 15, 2021

/s/ Brad Buss Brad Buss	Director	April 15, 2021

/s/ Charles Chao Charles Chao	Director	April 15, 2021

/s/ Karen C. Francis Karen C. Francis	Director	April 15, 2021

/s/ Bonnie Yi Zhang Bonnie Yi Zhang	Director	April 15, 2021